No. 00025

SHARES

GUARDIANS OF GOLD INC.

THIS IS TO CERTIFY THAT

CUSIP 401459 10 2

ISIN US4014591022

SPECIMEN

is the registered holder of

fully paid up and non-assessable common shares with a par value of $0.001 per share of

GUARDIANS OF GOLD INC.

transferable only on the books of the Corporation by such registered holder or by attorney duly authorized upon surrender of this certificate properly endorsed.

This certificate shall not become valid until countersigned and registered by a Transfer Agent and Registrar of the Corporation.

IN WITNESS WHEREOF the said Corporation has caused this certificate to be signed by its duly authorized officers.

Dated

Countersigned and Registered
HERITAGE TRANSFER AGENCY INC. Toronto, Ontario, Canada
Transfer Agent and Registrar

By ______________________
Authorized Officer

President

Secretary / Treasurer

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE TRANSFERABLE BY HERITAGE TRANSFER AGENCY INC. OF TORONTO ONTARIO CANADA.